Exhibit 99.4

SBT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of SBTech (Global) Limited (“SBTech”) should be read together with SBTech’s unaudited condensed interim consolidated financial statements as of March 31, 2020 and for the three-month periods ended March 31, 2020 and 2019, together with the related notes thereto, and the pro forma financial information as of March 31, 2020 and for the three-month period then ended and for the year ended December 31, 2019 included elsewhere in this amendment to the current report on Form 8-K, which was originally filed with the SEC on April 29, 2020 (as originally filed, the “Super 8-K” and, as amended hereby, the “Amended Super 8-K”). The discussion and analysis should also be read together with SBTech’s audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, and the sections entitled “Business of DraftKings and SBTech” and “SBTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into the Super 8-K. The following discussion contains forward-looking statements. SBTech’s actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” incorporated by reference into the Super 8-K. Certain amounts in tables and narrative may not foot due to rounding.

Financial Highlights and Trends

The following table sets forth a summary of SBTech’s financial results for the periods indicated:

	Three months ended March 31,
	2020	2019
	(€ in thousands)
Revenue	€22,594	€21,899
Gross profit	6,993	9,883
Net profit (loss) after tax	€(6,985)	€483

SBTech’s revenue growth in the first quarter of 2020 compared to the first quarter of 2019 reflects growth in customers using SBTech’s platform. SBTech’s period-on-period revenue growth through March 10, 2020 was approximately 19%, and growth declined by 51% period-on-period from March 11, 2020 through the end of the quarter due to the outbreak of the COVID-19 pandemic, which resulted in the suspension, postponement and cancellation of major sports seasons and sporting events, and the cybersecurity incident described below.

SBTech expects its business and results of operations to be adversely impacted by the COVID-19 pandemic until traditional sports seasons and events resume. SBTech’s business continuity programs have successfully enabled its employees to remain safe and work remotely. Assuming sports return by the end of 2020, even without audiences, SBTech does not expect a long-term financial impact on its financial condition and results of operations. However, the ultimate impact of COVID-19 on SBTech’s financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed or cancelled.

On March 27, 2020, SBTech detected a ransomware attack on its network (the “cybersecurity incident”). SBTech immediately shut down its data centers. The operation of the sports betting and iGaming services of SBTech’s customers was interrupted as a result of the cybersecurity incident. SBTech informed relevant regulatory authorities and notified affected partners and customers. SBTech believes it is in compliance with applicable regulatory requirements related to the cybersecurity incident. None of SBTech’s customers have terminated services with SBTech since the cybersecurity incident or notified SBTech of their intention to do so.

The interruption to the operations of its customers led SBTech to compensate its customers for down time, with immaterial financial impact to SBTech and DraftKings to date. SBTech’s investigation concluded that the impact of the cybersecurity incident was successfully mitigated, and also included recommendations for security improvements to SBTech’s network and its information technology controls. DraftKings is in the process of implementing these recommendations. The duration and cost of implementation have not yet been determined.

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Results of Operations

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

The following table sets forth a summary of SBTech’s consolidated results of operations for the interim periods indicated, and the changes between periods.

	Three months ended March 31,
	2020	2019	€Change	% Change
	(€ in thousands)
Revenue	€22,594	€21,899	€695	3.2%
Cost of revenue	15,601	12,016	3,585	29.8%
Operating expenses:
Research and development expenses	5,865	4,014	1,851	46.1%
Selling and marketing expenses	2,734	2,730	4	0.1%
General and administrative expenses	4,756	2,258	2,498	110.6%
Profit (loss) from operations	(6,362)	881	(7,243)	n.m.
Financial income	9	-	9	n.m.
Financial expense	511	318	193	60.7%
Profit (loss) before tax	(6,864)	563	(7,427)	n.m.
Tax expenses	121	80	41	51.3%
Net profit (loss)	€(6,985)	€483	€(7,468)	n.m.

n.m. = not meaningful

Revenue. Revenue increased by €0.7 million, or 3.2%, to €22.6 million in the three months ended March 31, 2020 from €21.9 million in the three months ended March 31, 2019 driven by the growth in customers using SBTech’s platform in the United States and Europe, offset by a decline in revenue in the second half of March due primarily to the outbreak of the COVID-19 pandemic and also due to the adverse impact in the last four days of March of the cybersecurity incident.

Cost of Revenue. Cost of revenue increased by €3.6 million, or 29.8%, to €15.6 million in the three months ended March 31, 2020 from €12.0 million in the three months ended March 31, 2019. The increase was driven mainly by an increase in amortization of capitalized internally developed software costs in prior periods, higher personnel costs reflecting headcount growth, and costs associated with the investigation and remediation of the cybersecurity incident.

Research and Development. Research and development expenses increased by €1.9 million, or 46.1%, to €5.9 million in the three months ended March 31, 2020 from €4.0 million in the three months ended March 31, 2019. The increase was due primarily to headcount additions. Research and development expenses accounted for 25.9% of SBTech’s revenue in the three months ended March 31, 2020 compared to 18.3% in the three months ended March 31, 2019, an increase of 7.6 percentage points.

Selling and Marketing. Selling and marketing expenses stayed consistent at €2.7 million in the three-month periods ended March 31, 2020 and March 31, 2019, a result of a modest increase in headcount related to sales and marketing, offset by cost savings related to an annual conference in the first quarter of 2020.

General and Administrative. General and administrative expense increased by €2.5 million, or 110.6%, to €4.8 million in the three months ended March 31, 2020 from €2.3 million in the three months ended March 31, 2019. The increase was driven by transaction costs related to the Business Combination, including additional headcount to provide management support for the platform’s growing footprint, as well as bad debt expense related to the insolvency of two customers.

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Net Profit (Loss). Net loss was €7.0 million in the three months ended March 31, 2020 compared to net profit of €0.5 million in the three months ended March 31, 2019, for the reasons discussed above.

Non-IFRS Information

This Amended Super 8-K includes Adjusted EBITDA, which is a non-IFRS performance measure that SBTech uses to supplement its results presented in accordance with IFRS. DraftKings’ management believes Adjusted EBITDA is useful in evaluating SBTech’s operating performance, as it is similar to measures reported by other companies and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

SBTech defines and calculates Adjusted EBITDA as net profit (loss) before the impact of financial income or expense, income tax expense and depreciation and amortization, and further adjusted for transaction-related costs and non-operating costs, as described in the reconciliation below.

SBTech includes this non-IFRS financial measure because it is used by management to evaluate SBTech’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with IFRS because they are non-recurring (for example, in the case of transaction-related costs), non-cash (for example, in the case of depreciation and amortization) or are not related to our underlying business performance (for example, in the case of financial income and expense).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest IFRS measure, for the periods indicated:

	Three months ended March 31,
	2020	2019
	(€ in thousands)
Net income (loss)	€(6,985)	€483
Adjusted for:
Depreciation and amortization	4,673	3,458
Financial expense, net	502	318
Income tax expense	121	80
Transaction-related costs (1)	838	—
Adjusted EBITDA	€(851)	€4,339

(1)	Mainly includes consulting and accounting expenses in connection with the Business Combination.

The decline in Adjusted EBITDA period-on-period was due mainly to the adverse impact of the COVID-19 pandemic beginning in March, higher personnel costs reflecting headcount growth and €1.3 million in costs related to the remediation of the cybersecurity incident. See “—Results of Operations” above.

Liquidity and Capital Resources

SBTech had €9.1 million in cash and cash equivalents as of March 31, 2020, no debt for borrowed money and €26.3 million in lease liabilities. Following the Business Combination, the liquidity needs of the combined company will be determined based on the needs and strategy of the combined business, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Amended Super 8-K and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of DraftKings and SBTech” incorporated by reference into the Super 8-K.

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Cash Flows

The following table summarizes SBTech’s cash flows for the periods indicated:

	Three months ended March 31,
	2020	2019
	(€ in thousands)
Net cash provided by operating activities	€5,626	€3,371
Net cash used in investing activities	(3,658)	(4,656)
Net cash used by financing activities	(884)	(5,051)
Effects of exchange rate changes on cash	(85)	(5)
Net increase (decrease) in cash	999	(6,341)
Cash and cash equivalents at beginning of period	8,144	20,731
Cash and cash equivalents at end of period	€9,143	€14,390

Operating Activities. Net cash provided by operating activities during the three months ended March 31, 2020 increased by €2.3 million, or 66.9%, to €5.6 million from €3.4 million during the same period in 2019, reflected by an increase in trade payables, other payables and accrued expenses and depreciation and amortization, and a decrease in trade receivables, offset by higher net loss, for the reasons discussed above.

Investing Activities. Net cash used in investing activities during the three months ended March 31, 2020 decreased by €1.0 million, or 21.4%, to €3.7 million from €4.7 million during the same period in 2019. The decrease reflected mainly a reduction in purchases of property and equipment, as well as software and license, and a decrease in the capitalization of internally generated intangibles.

Financing Activities. Net cash used in financing activities during the three months ended March 31, 2020 decreased by €4.2 million, or 82.5%, to €0.9 million from €5.1 million during the same period in 2019. The decrease reflected the distribution of €4.2 million dividend to shareholders in the first quarter of 2019.

Commitments

There were no material changes to the contractual obligations reported in “SBTech’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into the Super 8-K.

Quantitative and Qualitative Disclosures About Market Risk

SBTech has in the past, and DraftKings may in the future, be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. SBTech’s exposure to interest rate and financial instruments risk is not material as of March 31, 2020. In addition, SBTech may face customer collection risk in the ordinary course of business. SBTech has been and continues to be exposed to foreign currency transaction risk related to its transactions in currencies other than the Euro. As a result of the Business Combination, DraftKings expects to be exposed to foreign currency translation risks in future periods, as it will be required to translate SBTech’s results from Euro, SBTech’s functional currency, to U.S. dollars, DraftKings’ functional currency.

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